EXHIBIT 4.2

THIS NOTE AND THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR IN ANY OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

15% SECURED CONVERTIBLE PROMISSORY NOTE

Issuance Date: January 13, 2006	Principal: $_________

FOR VALUE RECEIVED, MATRITECH, INC., a corporation organized under the laws of Delaware (the “Borrower”), hereby promises to pay to the order of ____________________, a ____________________, or its registered assigns (individually, the “Holder,” and, collectively with the holders of the Other Notes (as defined below), the “Holders”), the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Scheduled Maturity Date, on any Monthly Installment Date with respect to the Principal Installment Amount due on such Monthly Installment Date (each, as defined herein), acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the rate of fifteen percent (15.0%) per annum (except as otherwise provided herein) (the “Interest Rate”), from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Scheduled Maturity Date, on any Quarterly Installment Date with respect to the Interest Installment Amount due on such Quarterly Installment Date (each, as defined herein), acceleration, conversion, redemption or otherwise (in each case, in accordance with the terms hereof).

The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. This Note is being issued by the Borrower along with similar secured convertible promissory notes designated as 15% Secured Convertible Promissory Notes (the “Other Notes” and, together with this Note, the “Notes”) pursuant to that certain Securities Purchase Agreement, dated as of January 13, 2006, between the Borrower and the signatories thereto (the “Securities Purchase Agreement”). The obligations under the Notes are secured as provided in a Security Agreement, dated as of the date hereof, by the Borrower in favor of the Collateral Agent (as defined in the Securities Purchase Agreement) for the benefit of the Holders of the Notes (the “Security Agreement”). The Notes, the Securities Purchase Agreement, the

Security Agreement, the Warrants issued pursuant to the Securities Purchase Agreement (the “Warrants”), the Contingent License Agreement (the “Contingent License Agreement”), dated as of the date hereof, between the Borrower and the Collateral Agent (as defined in the Securities Purchase Agreement) for the benefit of the Holders of the Notes and the Registration Rights Agreement, dated as of the date hereof, between the Borrower and the initial Holders of the Notes (the “Registration Rights Agreement”) are collectively referred to herein as the “Transaction Documents.” All capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Securities Purchase Agreement.

ARTICLE I

PAYMENT OF PRINCIPAL AND INTEREST

A.  Payment of Principal. On each Monthly Installment Date, commencing on January 13, 2007, the Borrower shall pay to the Holder an amount equal to the Principal Installment Amount due on such Monthly Installment Date in cash or, provided there has been no Stock Payment Conditions Failure, in shares of Common Stock (or any combination of the foregoing), in accordance with the provisions of Article III. On the Scheduled Maturity Date, the Holder shall surrender the Note to the Borrower and the Borrower shall pay to the Holder, an amount in cash, representing all outstanding Principal and the accrued and unpaid Interest thereon.

B.  Payment of Interest. Interest shall accrue on the unpaid principal balance hereof from the Issuance Date until the same is paid, whether at maturity, or upon prepayment, repayment, conversion or otherwise. Interest shall be calculated based on a 365 day year and shall be payable quarterly in arrears on each Quarterly Installment Date, commencing on January 13, 2007, except that first payment shall be in respect of the first full year of interest, and on the Scheduled Maturity Date (each an “Interest Payment Date”). On each Quarterly Installment Date, the Borrower shall pay to the Holder an amount equal to the Interest Installment Amount due on such Quarterly Installment Date in cash or, provided there has been no Stock Payment Conditions Failure, in shares of Common Stock (or any combination of the foregoing), in accordance with the provisions of Article III. On the Scheduled Maturity Date, the Holder shall surrender the Note to the Borrower and the Borrower shall pay to the Holder, an amount in cash, representing all outstanding Principal and the accrued and unpaid Interest thereon. Prior to the payment of Interest on an Interest Payment Date, Interest on this Note shall accrue at the Interest Rate. Upon the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to twenty-four percent (24.0%) (the “Default Rate”). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default. Interest on overdue interest shall accrue at the same rate compounded quarterly.

C.  Prepayment. The Borrower may at any time and from time to time upon thirty (30) calendar days’ prior written notice to the Holder prepay the outstanding principal amount of this Note in cash in whole or in part, without premium or penalty, except as provided in the next sentence. Any such prepayment shall be accompanied by payment in cash of a premium equal to fifteen percent (15.0%) of the principal amount of such prepayment plus all accrued and unpaid interest thereon. The Borrower shall prepay the outstanding Notes of each Holder pro rata, based on the total amounts due on the Notes at the time of prepayment, and any such prepayment among all outstanding Notes shall be in a minimum amount equal to $500,000 and in incremental amounts equal to $100,000 in excess of such minimum amount. If Borrower, after giving notice of prepayment, fails to effect the prepayment in accordance with the terms of the notice (or within three (3) trading days after the date for prepayment), then Holder shall be entitled to exercise all remedies of Holder and the Borrower shall thereafter be prohibited from making any prepayment of the Note under this Article I.C.

D.  Manner of Payments. All cash payments of principal and interest shall be made in, and all references herein to monetary denominations shall refer to, lawful money of the United States of America. All cash payments shall be made at such address as the Holder shall have given or shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. All payments of this Note in shares of Common Stock shall be made in accordance with the provisions of Article III. If any payment to be made hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

ARTICLE II

CONVERSION

A.  Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Article IX, the Holder may, at any time and from time to time (including without limitation after receipt of notice of prepayment from Borrower under Article I.C hereof), convert (an “Optional Conversion”) all or any portion of the unpaid principal amount hereof and, to the extent requested in writing by the Holder, any accrued interest thereon into such number of fully paid and non-assessable shares of Common Stock as is equal to the quotient obtained by dividing (x) the amount of principal and interest, if any, being so converted by (y) the Conversion Price then in effect (the “Optional Conversion Shares”); provided that the Conversion Price may not be below the Closing Sales Price of the Common Stock on the last trading day before the Closing Date until after the Borrower’s stockholders have approved the stockholder proposal referred to in clause (i) of the last sentence of Section 4(g) of the Securities Purchase Agreement.

B.  Mechanics of Conversion. In order to effect an Optional Conversion, the Holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Optional Conversion to the Borrower (Attention: Secretary) and (y) surrender or cause to be surrendered this Note, duly endorsed, along with a copy of the Notice of Optional Conversion as soon as practicable thereafter to the Borrower. Upon receipt by the Borrower of a facsimile copy of a Notice of Optional Conversion and the original Note, duly endorsed (or if this Note has been lost, stolen or destroyed the documentation required by Article XII.B hereof) from the Holder, the Borrower shall promptly send, via facsimile, a confirmation to the Holder stating that the Notice of Optional Conversion has been received, the date upon which the Borrower expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Borrower regarding the conversion.

(i)  Delivery of Common Stock Upon Conversion. Upon the surrender of this Note (or if this Note has been lost, stolen or destroyed the documentation required by Article XII.B hereof) accompanied by a Notice of Optional Conversion, the Borrower (itself, or through its transfer agent) shall, no later than the third business day following such surrender (the “Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the Holder or its nominee stock certificates evidencing (x) that number of shares of Common Stock issuable upon conversion of that portion of this Note being converted and (y) a new Note representing the principal balance of this Note not being converted, if any. Notwithstanding the foregoing, if the Borrower’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend (pursuant to the terms of the Securities Purchase Agreement) and the holder thereof is not then required to return such certificate for the placement of a legend thereon (pursuant to the terms of the Securities Purchase Agreement), the Borrower shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Borrower shall deliver as provided above to the Holder physical certificates representing the Common Stock issuable upon conversion. Further, the Holder may instruct the Borrower to deliver to the Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(ii)  Taxes. The Borrower shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of this Note.

(iii)  No Fractional Shares. If any conversion of this Note would result in the issuance of a fractional share of Common Stock (aggregating the entire amount of principal and interest being converted pursuant to a given Notice of Optional Conversion), such fractional share shall be payable in cash based upon the Closing Sales Price of the Common Stock at such time, and the number of shares of Common Stock issuable upon conversion of this Note shall be the next lower whole number of shares. If the Borrower elects not to, or is unable to, make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(iv)  Conversion Disputes. In the case of any dispute with respect to a conversion, the Borrower shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the Holders and the Borrower, the Borrower shall submit the disputed calculations to an independent outside accountant (which accountant shall be subject to the reasonable approval of the Majority Holders) via facsimile within three business days of receipt of the Notice of Optional

Conversion. The accountant, at the Borrower’s sole expense, shall promptly audit the calculations and notify the Borrower and the Holders of the results no later than three business days from the date it receives the disputed calculations. The accountant’s calculation shall be deemed conclusive, absent manifest error. The Borrower shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

(v)  Payment of Accrued Amounts. Upon conversion of any unpaid principal amount of this Note, if the Holder has not elected to convert all of the accrued interest thereon, then all accrued but unconverted interest on such amount through and including the Conversion Date shall be paid on the Conversion Date in cash by the Borrower.

C.  Optional Conversion Make-Whole. If, in connection with any Optional Conversion, the Borrower is unable to issue at the applicable Conversion Price all the applicable Optional Conversion Shares that the Borrower is required to issue, then (A) the Borrower shall deliver to the Holder the maximum number of Optional Conversion Shares available on the applicable Conversion Date in accordance with Article II and (B) the Borrower shall pay to the Holder in cash, on the applicable Conversion Date, an amount equal to the product of (1) the number of Optional Conversion Shares that the Borrower is prohibited from issuing on the applicable Conversion Date and (2) the greater of (x) the applicable Conversion Price and (y) the Closing Sales Price on the trading day immediately preceding the applicable Conversion Date (the “Optional Conversion Make-Whole”).

ARTICLE III
INSTALLMENT CONVERSION OR REDEMPTION

A.  General. Subject to and in accordance with the terms of this Article III, on each applicable Installment Date, the Borrower shall pay to the Holder of this Note the Installment Amount as of such Installment Date by the combination of any of the following, (i) provided that there has been no Stock Payment Conditions Failure, requiring the conversion of all or any portion of the applicable Installment Amount into shares of Common Stock in accordance with the provisions of this Article III (a “Borrower Conversion”), and/or (ii) redeeming for cash all or any portion of the applicable Installment Amount in accordance with the provisions of this Article III (a “Borrower Redemption”); provided that all of the outstanding applicable Installment Amount as of each such Installment Date must be converted or redeemed by the Borrower on the applicable Installment Date, subject to the provisions of this Article III. Unless the Borrower Installment Notice (as defined below) indicates otherwise or if there is a Stock Payment Conditions Failure, the entire Installment Amount to be paid on such Installment Date shall be paid through a Borrower Conversion; provided that in no event may a Borrower Conversion be made at a Conversion Price below the Closing Sales Price of the Common Stock on the last trading day before the Closing Date until after the Borrower’s stockholders have approved the stockholder proposal referred to in clause (i) of the last sentence of Section 4(g) of the Securities Purchase Agreement. On or prior to the date which is the twentieth (20th) trading day prior to each Installment Date (each, an “Installment Notice Due Date”), the Borrower shall deliver written notice (each, a “Borrower Installment Notice”), to the Holder which Borrower Installment Notice shall state (i) the portion, if any, of the applicable Installment

Amount to be converted pursuant to a Borrower Conversion (the “Borrower Conversion Amount”), (ii) the portion, if any, of the applicable Installment Amount which the Borrower elects to redeem pursuant to a Borrower Redemption (the “Borrower Redemption Amount”) and (iii) unless the Borrower has elected to pay the applicable Installment Amount entirely through a Borrower Redemption, the Borrower Installment Notice shall certify that the Stock Payment Conditions have been satisfied as of the date of the Borrower Installment Notice. Each Borrower Installment Notice whether actually given or deemed given shall be irrevocable, except as otherwise provided herein. The Borrower may give a Borrower Installment Notice that is effective with respect to all subsequent Installment Dates, unless and until modified by a subsequent Borrower Installment Notice given in accordance with this Article III.A, provided however, that such standing notice shall not become an irrevocable Borrower Installment Notice with respect to any Installment Amount until twenty (20) trading day prior to the applicable Installment Date. Except as expressly provided in this Article III.A, the Borrower shall redeem and convert the applicable Installment Amount of this Note pursuant to this Article III and the corresponding Installment Amounts of the Other Notes pursuant to the corresponding provisions of the Other Notes in the same ratio of the Installment Amount being redeemed and converted hereunder. The Borrower Redemption Amount (whether set forth in the Borrower Installment Notice or by operation of this Article III) shall be redeemed in accordance with Article III.B and the Borrower Conversion Amount shall be converted in accordance with Article III.C.

B.  Mechanics of Borrower Redemption. If the Borrower elects, or is deemed to have elected, a Borrower Redemption in accordance with Article III.A, then the Borrower Redemption Amount, if any, which is to be paid to the Holder on the applicable Installment Date shall be redeemed by the Borrower on such Installment Date upon payment by the Borrower to the Holder on such Installment Date, by wire transfer of immediately available funds, an amount in cash (the “Borrower Installment Redemption Price”) equal to 100% of the Borrower Redemption Amount. If the Borrower fails to redeem the Borrower Redemption Amount on the applicable Installment Date by payment of the Borrower Installment Redemption Price on such date, then at the option of the Holder designated in writing to the Borrower (any such designation, a “Conversion Notice” for purposes of this Note), the Holder may require the Borrower to convert all or any part of the Borrower Redemption Amount at the Effective Conversion Price. Conversions required by this Article III.B shall be made in accordance with the provisions of Article II.B. Notwithstanding anything to the contrary in this Article III.B, but subject to Article IX, until the Borrower Installment Redemption Price (together with any interest thereon) is paid in full, the Borrower Redemption Amount (together with any interest thereon) may be converted, in whole or in part, by the Holder into shares of Common Stock pursuant to Article II. In the event the Holder elects to convert all or any portion of the Borrower Redemption Amount prior to the applicable Installment Date as set forth in the immediately preceding sentence, the Borrower Redemption Amount so converted shall be deducted from the Installment Amounts relating to the Installment Dates as set forth in the applicable Conversion Notice.

C.  Mechanics of Borrower Conversion.

(i)  If the Borrower pays any part of an Installment Amount pursuant to a Borrower Conversion in accordance with Article III.A, then on the Installment Date the

Borrower shall issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the Holder or its nominee stock certificates evidencing a number of shares of Common Stock equal to the quotient of (x) the Borrower Conversion Amount divided by (y) the Effective Conversion Price (the “Installment Conversion Shares”), rounded to the nearest whole share of Common Stock, with cash in lieu of fractional shares (if any) payable to the Holder in accordance with Article II.B(iii). Notwithstanding the foregoing, if the Borrower’s transfer agent is participating in the DTC Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend (pursuant to the terms of the Securities Purchase Agreement) and the holder thereof is not then required to return such certificate for the placement of a legend thereon (pursuant to the terms of the Securities Purchase Agreement), the Borrower shall deliver such shares by way of DTC Transfer. If the aforementioned conditions to a DTC Transfer are not satisfied, the Borrower shall deliver as provided above to the Holder physical certificates representing the Common Stock issuable upon conversion. Further, the Holder may instruct the Borrower to deliver to the Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(ii)  If there is a Stock Payment Conditions Failure with respect to any Borrower Conversion, which failure occurs after the Borrower Installment Notice with respect to such Borrower Conversion has become irrevocable, then the Borrower upon written notice to the Holder not less than five (5) trading days prior to the applicable Conversion Date shall be entitled to satisfy the payment of the relevant Installment Amount by wire transfer of immediately available funds, in an amount in cash equal to one hundred percent (100%) of the unconverted Borrower Conversion Amount on such Installment Date (plus accrued and unpaid interest thereon). If there is a Stock Payment Conditions Failure with respect to any Borrower Conversion and the Borrower does not timely notify the Holder of its election to make cash payment in accordance with the preceding sentence, then at the option of the Holder designated in writing to the Borrower, the Holder may require the Borrower to satisfy the payment of the relevant Installment Amount in one of the following ways or any combination thereof: (x) the Borrower shall redeem all or any part designated by the Holder of the unconverted Borrower Conversion Amount (such designated amount is referred to as the “First Redemption Amount”) on such Installment Date, by paying to the Holder on such Installment Date (or such later date not more than two trading days after the Holder delivers its election under this clause (ii)), by wire transfer of immediately available funds, an amount in cash equal to one hundred percent (100)% of such First Redemption Amount (plus accrued and unpaid interest thereon), (y) the Borrower Conversion shall be null and void with respect to all or any part designated by the Holder of the unconverted Borrower Conversion Amount (other than any amount redeemed under clause (x) of this Article III.C(ii)) and the Holder shall be entitled to all the rights of a Holder with respect to such amount of the Borrower Conversion Amount, or (z) the Borrower shall deliver the Installment Conversion Shares on the next scheduled Installment Date or any other mutually agreed upon date if the Holder so elects pursuant to clauses (iv) or (v) of Article XI.T; for the avoidance of doubt, the Borrower’s failure to issue shares of Common Stock on an Installment Date with respect to any Borrower Conversion Amount due to a Stock Payment Conditions Failure shall not be deemed an Event of Default hereunder so long as the Borrower otherwise promptly complies with the Holder’s written designation with respect to such Borrower Conversion Amount. If the Borrower fails to redeem any First Redemption Amount on or before the applicable Installment Date, by payment of such amount on the applicable Installment Date, then the Holder shall have the rights set forth in Article VI as if the Borrower failed to pay the applicable Borrower Redemption Amount and all other rights under this Note. Notwithstanding anything to the contrary in this Article III.C, but subject to Article IX, until the Borrower delivers shares of Common Stock representing the Borrower Conversion Amount to the Holder, the Borrower Conversion Amount may be converted by the Holder into shares of Common Stock pursuant to Article II. In the event the Holder elects to convert the Borrower Conversion Amount prior to the applicable Installment Date as set forth in the immediately preceding sentence, the Borrower Conversion Amount so converted shall be deducted from the Installment Amounts relating to the Installment Dates as set forth in the applicable Conversion Notice.

D.  Borrower Conversion Make-Whole. If, in connection with any Borrower Conversion, the Borrower is unable to issue at the applicable Effective Conversion Price all the shares of Common Stock that the Borrower would have been required to issue, then the Borrower shall pay to the Holder in cash, on the applicable Installment Date, an amount equal to the product of (1) the number of Installment Conversion Shares that the Borrower is prohibited from issuing on the applicable Installment Date and (2) the greater of (x) the applicable Effective Conversion Price and (y) the Closing Sales Price on the trading day immediately preceding the applicable Installment Date (the “Borrower Conversion Make-Whole”).

E.  Increase in Interest Applicable to Installment Amounts. In the event that (i) the Borrower shall have held a stockholder meeting and the stockholders shall have failed to approve the Stockholder Proposal providing for the issuance of any shares in payment of the Notes at a price below the Floor Price, as defined in the Securities Purchase Agreement, and (ii) the Borrower makes a Borrower Redemption in payment of any Installment Amounts at a time when the Effective Conversion Price shall be below the Conversion Price then in effect; then the Borrower shall, at the time it makes its next quarterly interest payment in accordance with Article I.B, pay interest on each installment paid by the Borrower as a Borrower Redemption under circumstances (i) and (ii) at the rate of 17% rather than 15%.

ARTICLE IV

RESERVATION OF SHARES OF COMMON STOCK

A.  Reserved Amount. On or prior to the Issuance Date, and at all times thereafter until the date of stockholder approval of the Shareholder Proposals, the Borrower shall reserve such number of shares of its authorized but unissued shares of Common Stock for issuance of Optional Conversion Shares and Installment Conversion Shares pursuant to Articles II and III, respectively, of the Notes as is sufficient to provide for the full conversion of all of the Notes outstanding at the then current Conversion Price thereof (without giving effect to the limitations contained in Article IX). On the date of stockholder approval of the Shareholder Proposals and at all times thereafter, the Borrower shall reserve such number of shares of its authorized but unissued shares of Common Stock for issuance of Optional Conversion Shares and Installment Conversion Shares pursuant to Articles II and III, respectively, of the Notes as is sufficient to provide for the issuance of all such Optional Conversion Shares and Installment Conversion Shares (without giving effect to the limitations contained in Article IX). The amount of shares of the Borrower’s authorized but unissued shares of Common Stock reserved pursuant to this Article IV.A shall be referred to herein as the “Reserved Amount.” The Reserved Amount shall be allocated among the Holders as provided in Article XII.C.

B.  Increases to Reserved Amount. If the Reserved Amount for any three consecutive trading days (the last of such three trading days being the “Authorization Trigger Date”) shall be less than one hundred percent (100%) of the number of shares of Common Stock issuable upon full conversion of all then outstanding Notes (without giving effect to the limitations contained in Article IX), the Borrower shall immediately notify the Holders of such occurrence and shall take immediate action (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to one hundred percent (100%) of the number of shares of Common Stock then issuable upon full conversion of all then outstanding Notes at the then current Conversion Price (without giving effect to the limitations contained in Article IX). In the event the Borrower fails to so increase the Reserved Amount within 90 days after an Authorization Trigger Date, the Holder shall thereafter have the option, exercisable in whole or in part at any time and from time to time, by delivery of a Default Notice to the Borrower, to require the Borrower to prepay in cash, for an amount equal to the Default Amount (as defined in Article VI.B), that portion of the unpaid principal amount hereof and accrued interest thereon such that, after giving effect to such prepayment, the then unissued portion of the Holder’s Reserved Amount is at least equal to one hundred percent (100%) of the total number of shares of Common Stock issuable upon conversion of this Note by the Holder. If the Borrower fails to prepay any portion of this Note as required hereby within five business days after its receipt of such Default Notice, then the Holder shall be entitled to the remedies provided in Article VI.C.

ARTICLE V

FAILURE TO SATISFY CONVERSIONS

A.  Conversion Defaults. If, at any time, (i) the Holder submits a Notice of Optional Conversion and the Borrower fails for any reason (other than because such issuance would exceed the Holder’s allocated portion of the Reserved Amount, for which failures the Holders shall have the remedies set forth in Article IV) to deliver, on or prior to the fifth business day following the expiration of the Delivery Period for such conversion, such number of shares of Common Stock registered for resale to which the Holder is entitled upon such conversion, or (ii) the Borrower provides written notice to the Holders (or makes a public announcement via press release) at any time of its intention not to issue shares of Common Stock registered for resale upon exercise by the Holders of their conversion rights in accordance with the terms of the Notes (other than because such issuance would exceed a Holder’s allocated portion of the Reserved Amount) (each of (i) and (ii) being a “Conversion Default”), then the Holder may elect, at any time and from time to time prior to the Default Cure Date for such Conversion Default, by delivery of a Default Notice to the Borrower, to have all or any portion of the unpaid principal amount hereof and accrued interest thereto prepaid by the Borrower in cash, for an amount equal to the Default Amount (as defined in Article VI.B). If the Borrower fails to prepay any portion of this Note as required hereby within five business days after its receipt of such Default Notice, then the Holder shall be entitled to the remedies provided in Article VI.C.

B.  Buy-In Cure. Unless the Borrower has notified the Holder in writing prior to the delivery by the Holder of a Notice of Optional Conversion that the Borrower is unable to honor conversions, if (i) (a) the Borrower fails to promptly deliver during the Delivery Period shares of Common Stock to the Holder upon a conversion of all or any portion of this Note or (b) there shall occur a Legend Removal Failure (as defined in Article VI.A(iv) below) and (ii) thereafter, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by the Holder of the unlegended shares of Common Stock (the “Sold Shares”) which the Holder anticipated receiving upon such conversion (a “Buy-In”), the Borrower shall pay the Holder, in addition to any other remedies available to the Holder, the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the unlegended shares of Common Stock so purchased exceeds (y) the net proceeds received by the Holder from the sale of the Sold Shares. For example, if the Holder purchases unlegended shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Borrower will be required to pay the Holder $1,000. The Holder shall provide the Borrower written notification and supporting documentation indicating any amounts payable to the Holder pursuant to this Article V.B.

ARTICLE VI

EVENTS OF DEFAULT

A.  Events of Default. In the event (each of the events described in clauses (i)-(ix) below after expiration of the applicable cure period (if any) being an “Event of Default”):

(i)  the Borrower fails to pay any amount of Principal (including, without limitation, the Borrower’s failure to pay any redemption or make-whole payments), Interest or other amounts owing under this Note or any other Transaction Document (as defined in the Securities Purchase Agreement), within three (3) business days after the applicable due date, whether on any applicable Installment Date, at maturity, upon acceleration or otherwise;

(ii)  the Common Stock (including any of the shares of Common Stock issuable upon conversion of this Note) is suspended from trading on any of, or is not listed (and authorized) for trading on at least one of, the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market for an aggregate of ten or more trading days in any twelve month period;

(iii)   (a) the registration statement required to be filed by the Borrower pursuant to Section 2(a) of the Registration Rights Agreement, has not been declared effective by the one hundred eightieth (180th) day following the Issuance Date or, in the case of any Additional Registration Statement (as defined in Section 3(b) of the Registration Rights Agreement), has not been declared effective by the sixtieth (60th) day after the event giving rise to the obligation to file the Additional Registration Statement (such as stockholder approval of the Stockholder Proposals), (b) any such registration statement (including any such Additional Registration Statement), after being declared effective, cannot be utilized by the Holders for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement) covered thereby for an aggregate of more than 60 days, or (c) any Additional Registration Statement is not filed on or before the later of (1) in the case of the filing of an Additional Registration Statement being triggered by approval by the Borrower’s stockholders of the Stockholders Proposals (as defined in the Securities Purchase Agreement), five (5) trading days, or in the case of the filing of an Additional Registration Statement being triggered by some other event, fifteen (15) trading days, or (2) 3 trading days after receipt of all information from the holders of Registrable Securities required to be included in such Additional Registration Statement;

(iv)  the Borrower fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holder upon conversion of this Note as and when required by the terms hereof and of the Securities Purchase Agreement or the Registration Rights Agreement (a “Legend Removal Failure”), and any such failure continues uncured for five (5) business days after the Borrower has been notified thereof in writing by the Holder;

(v)  the Borrower provides written notice (or otherwise indicates) to the Holder, or states by way of public announcement distributed via a press release, at any time, of its intention not to issue, or otherwise refuses to issue, shares of Common Stock to the Holder upon conversion in accordance with the terms of this Note (other than because such issuance would exceed the Holder’s allocated portion of the Reserved Amount, for which failures the Holder shall have the remedies set forth Article IV);

(vi)  the Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

(vii)  bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower and if instituted against the Borrower or any subsidiary of the Borrower by a third party, shall not be dismissed within 60 days of their initiation;

(viii)  the Borrower shall:

(a)  sell, convey, transfer or dispose of all or substantially all of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Borrower);

(b)  merge or consolidate with or into any person or entity, which results in either (i) the holders of the voting securities of the Borrower immediately prior to such transaction holding or having the right to direct the voting of fifty percent (50%) or less of the total outstanding voting securities of the Borrower or such other surviving or acquiring person or entity immediately following such transaction or (ii) the members of the board of directors or other governing body of the Borrower comprising fifty percent (50%) or less of the members of the board of directors or other governing body of the Borrower or such other surviving or acquiring person or entity immediately following such transaction;

(c)  either (i) fail to repay in full all amounts due under the Borrower’s 7.5% Convertible Debentures on the maturity date thereof, (ii) fail to pay, when due, or within any applicable grace period, any payment with respect to any indebtedness of the Borrower in excess of $250,000 due to any third party, other than payments contested by the Borrower in good faith, or otherwise be in breach or violation of any agreement for monies owed or owing in an amount in excess of $250,000 which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other default or event of default under any agreement binding the Borrower which default or event of default would or is likely to have a material adverse effect on the business, operations, properties, prospects or financial condition of the Borrower;

(d)  have thirty-five percent (35%) or more of the voting power of its capital stock owned beneficially by one person, entity or “group” (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended); or

(ix)  except with respect to matters covered by subparagraph (i) - (viii) above, as to which such applicable subparagraphs shall apply, the Borrower otherwise shall breach any material term hereunder or under the other Transaction Documents, including, without limitation, the representations and warranties contained therein (i.e., in the event of a material breach as of the date such representation and warranty was made) and/or the covenants contained therein, and if such breach is curable, shall fail to cure such breach within ten business days after the Borrower has been notified thereof in writing by the Holder;

then, upon the occurrence of any such Event of Default, at the option of the Holder, exercisable in whole or in part at any time and from time to time by delivery of a written notice to such effect (a “Default Notice”) to the Borrower while such Event of Default continues, the Borrower shall prepay, in satisfaction of its obligation to pay the outstanding principal amount of this Note and accrued and unpaid interest thereon, an amount equal to the Default Amount (as defined in Article VI.B below); provided, however, that (a) in the case of an Event of Default described in clauses (vi) and (vii) of this Article VI.A, the Borrower’s prepayment obligation hereunder shall be automatic and shall not require the delivery of a Default Notice by the Holder, and (b) in the case of an Event of Default resulting from a Legend Removal Failure, the Borrower’s prepayment obligation hereunder shall only apply to that portion of the Note affected by such Legend Removal Failure. Such Default Amount, together with all other ancillary amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, all of which are hereby expressly waived, together with all costs, including, without limitation, legal fees and expenses of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity. For the avoidance of doubt, the occurrence of any event described in clauses (i), (ii), (iii), (vi), (vii) and (viii) above shall immediately constitute an Event of Default and there shall be no cure period. Upon the Borrower’s receipt of any Default Notice hereunder, the Borrower shall immediately (and in any event within one business day following such receipt) deliver a written notice (a “Default Announcement”) to all Holders of the Notes stating the date upon which the Borrower received such Default Notice and the amount of the Notes covered thereby. Following the delivery of a Default Announcement hereunder, at any time and from time to time, the Holder may request (either orally or in writing) information from the Borrower with respect to the instant default (including, but not limited to, the aggregate principal amount outstanding of Notes covered by Default Notices received by the Borrower) and the Borrower shall furnish (either orally or in writing) as soon as practicable such requested information to the Holder.

B.  Definition of Default Amount. The “Default Amount” with respect to this Note means an amount equal to the greater of:

(i)  V x M
CP

and          (ii) V x R

where:

“V” means the aggregate principal amount outstanding of the Notes required to be prepaid plus all accrued and unpaid interest thereon through the date of payment of the Default Amount hereunder;

“CP” means the lesser of the Conversion Price and the Effective Conversion Price in effect on the date on which the Borrower receives the Default Notice;

“M” means (i) with respect to all Events of Default other than Events of Default described in subparagraph (a) or (b) of Article VI.A(viii) hereof, the highest Closing Sales Price of the Borrower’s Common Stock during the period beginning on the date on which the Borrower receives the Default Notice and ending on the date immediately preceding the date of payment of the Default Amount hereunder, and (ii) with respect to an Event of Default described in subparagraph (a) or (b) of Article VI.A(viii) hereof, the greater of (a) the amount determined pursuant to clause (i) of this definition or (b) the fair market value, as of the date on which the Borrower receives the Default Notice, of the consideration payable to the holder of a share of Common Stock pursuant to the transaction which triggers the Event of Default. For purposes of this definition, “fair market value” shall be determined by the mutual agreement of the Borrower and the Majority Holders, or if such agreement cannot be reached within five business days prior to the date of the Event of Default, by an investment banking firm selected by the Borrower and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Borrower; and

“R” means 120%.

C.  Failure to Pay Default Amounts. If the Borrower fails to pay the Holder the Default Amount with respect to any Note within five business days after its receipt of a Default

Notice (the “Prepayment Date”), then the Holder shall be entitled to interest on the Default Amount at a per annum rate equal to the lower of twenty-four percent (24.0%) and the highest interest rate permitted by applicable law from the date on which the Borrower receives the Default Notice until the date of payment of the Default Amount hereunder. In the event the Borrower is not able to prepay all of the outstanding Notes required to be prepaid on the Prepayment Date (including for such purpose all Notes subject to Default Notices delivered prior to the Prepayment Date), the Borrower shall prepay the outstanding Notes from each Holder pro rata, based on the total amounts due on the Notes at the time of prepayment and required to be prepaid on the Prepayment Date relative to the total amounts due under the Notes on the Prepayment Date.

ARTICLE VII

ADJUSTMENTS TO THE CONVERSION PRICE

The Conversion Price shall be subject to adjustment from time to time as follows:

A.  Dilutive Issuances. If the Borrower shall issue or sell, or is, in accordance with subsections B(i) through (viii) below, deemed to have issued or sold (each, a “Dilutive Issuance”), any additional shares of Common Stock, other than Excluded Stock (the “New Issuance Shares”), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale (the lowest price at which such shares of Common Stock are issued or deemed to be issued hereunder is hereinafter referred to as the “New Issuance Price”), then and in each such case (a “Trigger Issuance”) the then-existing Conversion Price, shall be reduced, as of the close of business on the effective date of the Trigger Issuance, to a price determined in accordance with the immediately succeeding paragraphs.

Prior to stockholder approval of the Stockholder Proposals, the Conversion Price shall be reduced to the higher of (i) the New Issuance Price or (ii) $0.61(appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring after the date hereof) (the “Full-Ratchet Floor Price”).

From and after the date of stockholder approval of the Stockholder Proposals, if any, the Conversion Price shall be reduced to the New Issuance Price. In the event that in the time period prior to such stockholder approval a Dilutive Issuance is made and the Conversion Price is adjusted to the Full-Ratchet Floor Price instead of the New Issuance Price, then immediately following such stockholder approval, the Conversion Price shall be adjusted to such New Issuance Price if such New Issuance Price is lower than the then current Conversion Price.

For purposes of this subsection A, “Excluded Stock” means (1) shares of Common Stock issued pursuant to the terms thereof upon the exercise or conversion of the Borrower’s options, warrants or convertible securities outstanding as of the Closing Date in accordance with the terms of such options, warrants or other securities as in effect on the Closing Date and provided that such securities have not been amended since the Closing Date to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof; (2) stock, stock options or other stock rights issued pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Borrower or a majority of the members of a committee of non-employee directors established for such purpose; (3) securities issued pursuant to a bona fide underwritten public offering with gross proceeds of at least $25,000,000; (4) the Notes, the Warrants, and the shares of Common Stock issuable pursuant to the terms thereof; (5) securities issued in a bona fide business acquisition, the primary purpose of which, as determined in good faith by a majority of the members of the Board of Directors of the Borrower, is not the raising of capital; (6) capital stock or convertible securities issued in a joint venture, strategic partnership or licensing arrangement, the primary purpose of which, as determined in good faith by a majority of the members of the Board of Directors of the Borrower, is not the raising of capital; and (7) shares of common stock issued or issuable by reason of a dividend, stock split or other distribution on shares of common stock (but only to the extent that such a dividend, split or distribution results in an adjustment in the Conversion Price pursuant to the other provisions herein).

B.  Effect on Conversion Price of Certain Events. For purposes of subsection A above, the following subsections B(i) to (viii) shall also be applicable:

(i)  Issuance of Rights or Options. In case at any time the Borrower shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Borrower as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Borrower upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price. Except as otherwise provided in subsection B(iii) of this Article VII, no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(ii)  Issuance of Convertible Securities. In case the Borrower shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Borrower as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Borrower upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price, provided that (a) except as otherwise provided in subsection B(iii) of this Article VII, no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been made pursuant to the other provisions of Article VII.

(iii)  Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection B(i) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsections B(i) or B(ii), or the rate at which Convertible Securities referred to in subsections B(i) or B(ii) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the termination of any Option for which any adjustment was made pursuant to subsections A and B hereof or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to this subsection B (including without limitation upon the redemption or purchase for consideration of such Convertible Securities by the Borrower), the Conversion Price then in effect hereunder shall forthwith be changed to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

(iv)  Stock Dividends. In case the Borrower shall declare a dividend or make any other distribution upon any stock of the Borrower (other than the Common Stock) payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or

Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

(v)  Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Borrower therefor. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Borrower shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Borrower using standard commercial valuation methods appropriate for valuing such assets; provided, however, that if the Majority Holders do not agree to such fair value calculation within three business days after receipt thereof from the Borrower, then such fair value shall be determined in good faith by an investment banker or other appropriate expert of national reputation selected by the Borrower and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne 50% by the Borrower and 50% by the Holders (ratably on the basis of the respective principal amounts of the Notes then outstanding). In case any Options shall be issued in connection with the issue and sale of other securities of the Borrower, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for nominal consideration. If Common Stock, Options or Convertible Securities shall be issued or sold by the Borrower and, in connection therewith, other Options or Convertible Securities (the “Additional Rights”) are issued without any specific consideration allocated to such Additional Rights, then the consideration received or deemed to be received by the Borrower for such Additional Rights shall be deemed to be nominal.

(vi)  Record Date. In case the Borrower shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vii)  Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Borrower or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Common Stock for the purpose of this Article VII.

C.  Stock Splits and Dividends. If the Borrower shall, at any time or from time to time while Notes are outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Borrower is the continuing corporation), then the Conversion Price in effect immediately prior to the date upon which such change shall become effective shall be adjusted by the Borrower so that the Holder shall be entitled to receive the number of shares of Common Stock or other capital stock which such Holder would have received immediately following such event had this Note been exercised immediately prior to such event. Such adjustments shall be made successively whenever any event listed above shall occur.

D.  Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Borrower shall be effected in such a way (including, without limitation, by way of consolidation or merger) that holders of Common Stock but not Holders of the Notes shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock then, as a condition of such reorganization or reclassification, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Borrower immediately theretofore receivable upon the exercise of this Note, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization or reclassification not taken place and in any such case appropriate provision shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such rights (including an immediate adjustment, by reason of such reorganization or reclassification, of the Conversion Price to the value for the Common Stock reflected by the terms of such reorganization or reclassification if the value so reflected is less than the Conversion Price in effect immediately prior to such reorganization or reclassification). In the event of a merger or consolidation of the Borrower as a result of which a greater or lesser number of shares of common stock of the surviving corporation are issuable to holders of the Common Stock of the Borrower outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Borrower.

E.  Distributions. In case the Borrower shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Borrower is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in subsection C of this Article VII), or subscription rights or warrants, the Conversion Price to be in effect after such payment date shall be determined by multiplying the Conversion Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price (as defined below) per share of Common Stock immediately prior to such payment date, less the fair market value (as determined by the Borrower’s Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock immediately prior to such payment date. Such adjustment shall be made successively whenever such a payment date is fixed.

F.  Effective Date of Adjustment. An adjustment to the Conversion Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

G.  Subsequent Adjustments. In the event that, as a result of an adjustment made pursuant to this Article VII, the Holder shall become entitled to receive any shares of capital stock of the Borrower other than shares of Common Stock, the number of such other shares so receivable upon the conversion of this Note shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

H.  Voluntary Adjustment by the Borrower. The Borrower may at any time during the term of this Note reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Borrower provided that such reduction shall apply to all of the Notes.

I.  Other Action Affecting Conversion Price. If, at any time after the Issuance Date, the Borrower takes any action affecting the Common Stock that would be covered by Article VII.A through E, but for the manner in which such action is taken or structured, which would in any way diminish the value of the Notes, then the Conversion Price shall be adjusted in such manner as the Board of Directors of the Borrower shall in good faith determine to be equitable under the circumstances.

J.  Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VII amounting to a more than one percent (1%) change in such Conversion Price, or any change in the number or type of stock, securities and/or other property issuable upon conversion of the Notes, the Borrower, at its expense, shall promptly compute such adjustment or readjustment or change and prepare and furnish to the Holder a certificate setting forth such adjustment or readjustment or change and showing in detail the facts upon which such adjustment or readjustment or change is based. The Borrower shall, upon the written request at any time of the Holder, furnish to the Holder a like certificate setting forth (i) such adjustment or readjustment or change, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of the Notes.

ARTICLE VIII

RANK; SECURITY; CONSENT RIGHTS; NOTICE OF CERTAIN ACTIONS

A.  Rank. The Notes shall rank senior to any indebtedness outstanding as of the Issuance Date as to repayment other than (i) the Borrower’s 7.5% Convertible Debentures issued on or about March 31, 2003, with an outstanding principal amount of not more than $600,000,

(ii) equipment purchase and lease financing provided by General Electric Capital Corporation to the Borrower, with an outstanding principal amount of not more than $6,000, and (iii) a bank loan provided by Sparkasse Freiburg to the Borrower’s German subsidiary, Matritech Gmbh, with an outstanding principal amount of not more than $20,000.

B.  Security. This Note is one of the “Notes” referred to in the Security Agreement. Reference is hereby made to such agreement for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the rights of the Holder in respect thereof.

C.  Consent Rights. So long as any Notes are outstanding, the Borrower shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the Majority Holders:

(i)  alter or change the rights, preferences or privileges of the Notes;

(ii)  issue any additional Notes;

(iii)  redeem, repurchase or otherwise acquire, or declare or pay any cash dividend or distribution on, any securities of the Borrower, except pursuant to any equity compensation plan approved by the Borrower’s Board of Directors;

(iv)  extend the maturity date of the Borrower’s 7.5% Convertible Debentures issued on or about March 31, 2003 beyond March 31, 2006;

(v)  issue any debt securities or incur any indebtedness (except (a) any such indebtedness incurred to finance receivables in an amount at any time not to exceed 80% of the outstanding receivables owed to the Borrower at such time and (b) equipment purchase and lease financing in an amount at any time not to exceed $200,000), or redeem, repurchase, prepay or otherwise acquire any outstanding debt securities or indebtedness of the Borrower, except as expressly required by the terms of such securities or indebtedness;

(vi)  enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions; or

(vii)  cause or authorize any subsidiary of the Borrower to engage in any of the foregoing actions.

Notwithstanding the foregoing, no change pursuant to this Article VIII shall be effective to the extent that, by its terms, it applies to less than all of the Holders of the Notes then outstanding.

D.  Notice Rights. In addition to the foregoing consent rights, the Borrower shall provide the Holder with prior notification of any meeting of the stockholders (at the same time and with copies of proxy materials and other information sent to stockholders). If the Borrower takes a record of its stockholders for the purpose of determining stockholders entitled to (i) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (ii) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Borrower, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Borrower, the Borrower shall mail a notice to the Holder, at least 15 days prior to the record date specified therein (or 45 days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

ARTICLE IX

LIMITATIONS ON CERTAIN CONVERSIONS, REDEMPTIONS AND TRANSFERS

The conversion of the Notes pursuant to Article II, the issuance of Installment Conversion Shares as repayment of the Notes pursuant to Article III and transfers of Notes shall be subject to the following limitation:

A.  Restriction on Conversion, Redemption or Transfer. In no event shall the Borrower issue Common Stock to the Holder in connection with the repayment of this Note pursuant to Article III.C, and in no event shall the Holder have the right to effect an Optional Conversion of this Note into shares of Common Stock or to dispose of this Note to the extent that such repayment, conversion or right to effect such conversion or disposition would result in the Holder and its affiliates together beneficially owning more than 9.99% of the outstanding shares of Common Stock. For purposes of this Article IX, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder. Any Holder (other than SDS Capital Partners SPC, LTD. or its affiliates) may waive, for itself only, the restriction in this Article IX upon sixty-five (65) days prior written notice to the Borrower. Other than as expressly set forth in this Article IX with respect to Holder waivers, the restriction contained in this Article IX may not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and the Holder shall approve, in writing, such alteration, amendment, deletion or change.

ARTICLE X

EXCHANGE RIGHT IN FUTURE FINANCINGS

Subject to the terms and conditions specified in this Article X and Section 4(q) of the Securities Purchase Agreement, until the third anniversary of the Issuance Date (or such later date to which the maturity date of this Note is extended), if and when the Borrower completes an offering of (i) equity or equity-linked securities, or (ii) debt that is convertible into equity or in which there is an equity component (“Additional Securities”), the Borrower shall offer a number of such Additional Securities to the Holder in accordance with the following provisions:

A.  At least ten (10) trading days prior to the closing of the offering of Additional Securities, the Borrower shall deliver to the Holder then holding $250,000 or more of aggregate principal face amount of the Notes (a “Qualified Holder”) a written notice of its intention to effect such offering (“Pre-Notice”), which Pre-Notice shall ask the Qualified Holder if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”). Upon the request of a Qualified Holder, and only upon a request by a Qualified Holder, for a Subsequent Financing Notice, the Borrower shall promptly, but no later than five (5) trading days after such request, deliver a Subsequent Financing Notice to the Qualified Holder. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder, the Person(s) with whom such Subsequent Financing is proposed to be effected (provided that the name of such Person(s) is available), and attached to which shall be a term sheet or similar document relating thereto.

B.  By written notification received by the Borrower by 6:30 p.m. (New York City time) on the fifth (5th) trading day after its receipt of the Subsequent Financing Notice, the Qualified Holder may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Additional Securities that have a total purchase price equal to fifty percent (50%) of the principal amount of this Note, subject to mutually acceptable documentation; provided, however, that the Borrower shall accept the surrender of the principal balance of this Note being exchanged as payment in full for such Additional Securities, and provided further, that such rights are subject, until December 20, 2006, to the prior rights of the holders of the Borrower’s Series A Preferred Stock, and further provided, that any Holder who has a participation right with respect to the purchase of the Borrower’s Series A Preferred Stock may not exercise its exchange rights hereunder if it has exercised its rights under the transaction documents related to its purchase of the Borrower’s Series A Preferred Stock. Upon the surrender of this Note (or if this Note has been lost, stolen or destroyed the documentation required by Article XII.B hereof) as provided in this Article X.B and the closing of the subsequent financing transaction, the Borrower (itself, or through its transfer agent) shall, no later than the third business day following such closing, issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the Holder or its nominee (x) certificates or other instruments evidencing the Additional Securities purchased by the Holder and (y) a new Note representing the principal balance of this Note not being exchanged. For the avoidance of doubt, the exchange right set forth in this Article X shall not entitle the Holder to acquire more Additional Securities than the Holder would otherwise be entitled to acquire pursuant to Section 4(q) of the Securities Purchase Agreement; provided that in no event shall this provision limit the amount of Additional Securities that can be purchased by a Holder to less than 50% of the principal face amount of this Note.

C.  Notwithstanding the foregoing, the rights set forth in this Article X shall not be applicable to the issuance of Excluded Stock.

ARTICLE XI

CERTAIN DEFINITIONS

For purposes of this Note, in addition to the other terms defined herein, the following terms shall have the following meanings:

A.  “AMEX” means the American Stock Exchange.

B.  “business day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

C.  “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Borrower initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

D.  “Closing Sales Price” means, for any security as of any date, the last sales price of such security on the principal trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Borrower and reasonably acceptable to the Majority Holders if Bloomberg Financial Markets is not then reporting closing bid prices of such security) (in any case, “Bloomberg”), or if the foregoing does not apply, the last reported sales price of such security on a national exchange or in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no such price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.), in each case for such date or, if such date was not a trading day for such security, on the next preceding date which was a trading day. If the Closing Sales Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Sales Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Borrower and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Borrower.

E.  “Common Stock” means the common stock of the Borrower, par value $0.01 per share.

F.  “Conversion Date” means, for any Optional Conversion (as defined in Article II.A), the date on which the last of the following has been delivered to the Borrower: (i) the completed form attached hereto (the “Notice of Optional Conversion”), and (ii) this Note, duly endorsed (the original hard copy, unless if this Note has been lost, stolen or destroyed the Holder shall deliver original hard copies of the documentation required by Article XII.B hereof).

G.  “Conversion Price” means $0.65, and shall be subject to adjustment as provided herein.

H.  “Default Cure Date” means, as applicable, (i) with respect to a Conversion Default described in clause (i) of Article V.A, the date the Borrower effects the conversion of the full amount of this Note being converted, (ii) with respect to a Conversion Default described in clause (ii) of Article V.A, the date the Borrower issues freely tradable shares of Common Stock in satisfaction of the conversion of the full amount of this Note being converted in accordance with Article II, or (iii) with respect to either type of a Conversion Default, the date on which the Borrower prepays this Note pursuant to Article V.A.

I.  “Effective Conversion Price” means, as of any date of determination, that price which shall be the lower of (i) the then current Conversion Price and (ii) the price computed as 85% of the Weighted Average Price of the shares of Common Stock for the ten (10) consecutive trading day period ending on the second trading day immediately prior to the applicable Installment Date (such price referred to in this clause (ii) being referred to as the “10-Day VWAP”).

J.  “Installment Amount” means, as to any Installment Date, an amount equal to the sum of (i) the amount of the Principal Installment Amount with respect to such Installment Date and (ii) if such Installment Date is a Quarterly Installment Date, the amount of the Interest Installment Amount with respect to such Installment Date.

K.  “Installment Date” means, as applicable, a Monthly Installment Date and/or a Quarterly Installment Date.

L.  “Interest Installment Amount” means, as to any Quarterly Installment Date, an amount equal to the accrued and unpaid interest on the outstanding Principal on such Quarterly Installment Date.

M.  “Majority Holders” means the Holders of a majority of the aggregate principal amount and accrued interest represented by the then outstanding Notes.

N.  “Monthly Installment Date” means, initially, January 13, 2007 and, thereafter, the 13th day of each calendar month prior to the Scheduled Maturity Date.

O.  “NASDAQ” means whichever, if either, of the Nasdaq National Market or the Nasdaq SmallCap Market on which the shares of Common Stock are traded.

P.  “Principal Installment Amount” means, as to any Monthly Installment Date, an amount equal to $[__________].1

Q.  “Quarterly Installment Date” means, initially, January 13, 2007 and, thereafter, the 13th day of each January, April, July, and October prior to the Scheduled Maturity Date.

R.  “Scheduled Maturity Date” means January 13, 2009.

1  Insert an amount equal to 1/24th of the original principal amount of this Note.

S.  “Stockholder Approval” means stockholder approval of the transactions contemplated by Section 7(h) of the Securities Purchase Agreement.

T.  “Stock Payment Conditions” means that each of the following conditions is satisfied: (i) one or more registration statements filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of at least such number of shares of Registrable Securities as may be required by the terms of the Registration Rights Agreement; (ii) the shares of Common Stock are designated for quotation or listed on either the NASDAQ or AMEX and shall not have been suspended from trading on either of such exchanges or markets nor shall any written notice of delisting by either of such exchanges or markets have been received and not resolved; (iii) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Article IX.A hereof; (iv) the number of Installment Conversion Shares to be paid in the aggregate to all Holders in respect of any Installment Amount shall not exceed ten percent (10%) of the trading volume (as reported by Bloomberg) of the Common Stock for the period of twenty (20) consecutive trading days ending on the trading day immediately prior to such payment without the prior written consent within five (5) days of such payment of the Holder to receive its portion of the Installment amount in stock (it being acknowledged and agreed that if the Holder does not so consent to receiving such payment in Installment Conversion Shares, that payment may be deferred by the Holder, at its option, until the next scheduled Installment Date or any other mutually agreed upon date), provided, however, that the amount of deferred shares shall not be included in the calculation of the number of Installment Conversion Shares to be paid in respect of the subsequent Installment Amount for the purposes of this clause (iv); (v) if the Common Stock is selling at a price below $0.50 per share, no payment of Installment Conversion Shares may be made to the Holder pursuant to Article VIII.C without the Holder’s prior written consent within five (5) days of such payment (it being acknowledged and agreed that if the Holder does not so consent to receiving such payment in Installment Conversion Shares, that payment may be deferred by the Holder, at its option, until the next scheduled Installment Date or any other mutually agreed upon date), provided, however that the amount of deferred shares shall not be included in the calculation of the number of Installment Conversion Shares to be paid in respect of the subsequent Installment Amount for the purposes of clause (iv) above; (vi) prior to receipt of the stockholder approval referred to in clause (i) of the last sentence of Section 4(g) of the Securities Purchase Agreement, no payments of Installment Conversion Shares may be made by the Borrower if the 10-Day VWAP is less than the then-effective Conversion Price (unless waived by the Holder on its own behalf; (vii) the Borrower has not issued any notice relating to the redemption of any warrant(s) during the thirty (30) day period ending on and including the applicable date of determination; and (viii) any issuances of Installment Conversion Shares will not result in the Holder’s aggregate ownership interest of the Common Stock to rise above 9.99% unless waived by such Holder under Article IX.

U.  “Stock Payment Conditions Failure” means that during any period commencing with the delivery of the Borrower Installment Notice through the applicable Installment Date, the Stock Payment Conditions have not been satisfied (or waived in writing by the Majority Holders).

V.  “trading day” means any day on which the principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.

W.  “Weighted Average Price” means, for any security for any period of trading days, the dollar volume-weighted average price for such security on AMEX during the period beginning at 9:30:01 a.m., New York Time (or such other time as AMEX publicly announces is the official open of trading) on the applicable day at the commencement of the period, and ending at 4:00:00 p.m., New York Time (or such other time as AMEX publicly announces is the official close of trading) on the applicable day at the end of the period, as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security on NASDAQ or another principal market for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such principal market publicly announces is the official open of trading) on the applicable day at the commencement of the period, and ending at 4:00:00 p.m., New York Time (or such other time as such principal market publicly announces is the official close of trading) on the applicable day at the end of the period, as reported by Bloomberg, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such principal market publicly announces is the official open of trading) on the applicable day at the commencement of the period, and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) on the applicable day at the end of the period, as reported by Bloomberg, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security for a period of days on any of the foregoing bases, the Weighted Average Price of such security for such period shall be the fair market value as mutually determined by the Borrower and the Majority Holders. If the Borrower and the Majority Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Article II.B(iv). All such determinations shall be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during the applicable calculation period.

ARTICLE XII

MISCELLANEOUS

A.  Failure or Indulgency Not Waiver. No failure or delay on the part of any Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

B.  Lost or Stolen Notes. Upon receipt by the Borrower of (i) evidence of the loss, theft, destruction or mutilation of any Note and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Borrower, or (z) in the case of mutilation, the Note (surrendered for cancellation), the Borrower shall execute and deliver a new Note of like tenor and date. However, the Borrower shall not be obligated to reissue such lost, stolen, destroyed or mutilated Note if the Holder contemporaneously requests the Borrower to convert such Note.

C.  Allocation of Reserved Amount. The initial Reserved Amount shall be allocated pro rata among the Holders of the Notes based on the principal amount of Notes issued to each Holder. Each increase to the Reserved Amount shall be allocated pro rata among the Holders of the Notes based on the principal amount of Notes held by each Holder at the time of the increase in the Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such Holder’s Notes, each transferee shall be allocated a pro rata portion of such transferor’s Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Notes shall be allocated to the remaining Holders of the Notes, pro rata based on the principal balance of Notes then held by such Holders.

D.  Quarterly Statements of Available Shares. For each calendar quarter beginning in the quarter in which the initial registration statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement is declared effective and thereafter for so long as any Notes are outstanding, the Borrower shall deliver (or cause its transfer agent to deliver) to the Holder a written report notifying the Holder of any occurrence that prohibits the Borrower from issuing Common Stock upon any conversion. The report shall also specify (i) the total principal amount of Notes outstanding as of the end of such quarter, (ii) the total number of shares of Common Stock issued upon all conversions of Notes prior to the end of such quarter, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Notes as of the end of such quarter and (iv) the total number of shares of Common Stock which may thereafter be issued by the Borrower upon conversion of the Notes before the Borrower would exceed the Reserved Amount. The Borrower (or its transfer agent) shall use its best efforts to deliver the report for each quarter to the Holder prior to the tenth day of the calendar month following the quarter to which such report relates. In addition, the Borrower (or its transfer agent) shall provide, as promptly as practicable following delivery to the Borrower of a written request by the Holder, any of the information enumerated in clauses (i) - (iv) of this Paragraph D as of the date of such request.

E.  Status as Stockholder. Upon the Conversion Date for any conversion under this Note, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed the Holder’s allocated portion of the Reserved Amount) shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a Holder of such converted Note shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to the Holder because of a failure by the Borrower to comply with the terms of this Note. Notwithstanding the foregoing, if the Holder has not received certificates for all shares of Common Stock prior to the sixth business day after the expiration of the Delivery Period with respect to a conversion of this Note for any reason, then (unless the Holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Borrower within five business days after the expiration of such six business day period after expiration of the Delivery Period) the Holder shall regain the rights of a Holder of this Note and the Borrower shall, as soon as practicable, return such unconverted Note to the Holder. In all cases, the Holder shall retain all of its rights and remedies for the Borrower’s failure to convert this Note.

F.  Remedies Cumulative. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Borrower to comply with the terms of this Note. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Borrower therefore agrees, in the event of any such breach or threatened breach, that the Holder shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

G.  Waiver. Notwithstanding any provision in this Note to the contrary, any provision contained herein and any right of the Holder granted hereunder may be waived as to all Notes (and the Holders thereof) upon the written consent of the Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of Notes shall be required.

H.  Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by responsible overnight carrier or by confirmed facsimile, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by responsible overnight carrier or confirmed facsimile, in each case addressed to a party. The addresses for such communications are:

(i)  if to the Borrower, to:

Matritech, Inc.
330 Nevada Street
Newton, MA 02460
Telephone: (617) 928-0820
Facsimile: (617) 928-0821
Attention: Chief Executive Officer

(ii)  if to the Holder, to the address set forth under the Holder’s name on the execution page to the Securities Purchase Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person.

I.  Amendment Provision. This Note and any provision hereof may be amended only by an instrument in writing signed by the Borrower and the Majority Holders; provided, however, that no such amendment, as applied to any of the Notes held by any particular Holder of Notes, shall, without the written consent of that particular Holder, (i) reduce the Interest Rate, extend the time for payment of Interest or change the manner or rate of accrual of Interest on the

Notes, (ii) reduce the amount of Principal, or extend the Scheduled Maturity Date, of the Notes, (iii) make any change that impairs or adversely affects the conversion rights of the Notes, (iv) impair the right of any Holder to receive payment of Principal or Interest or other payments due under the Notes, if any, on or after the due dates therefor; or (v) modify any of the provisions of, or impair the right of any Holder under, this Article XII.I.

J.  Assignability. This Note shall be binding upon the Borrower and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns. Notwithstanding anything to the contrary contained in this Note or the Transaction Documents, this Note may be pledged and all rights of the Holder under this Note may be assigned to any affiliate or to any other person or entity without the consent of the Borrower.

K.  Cost of Collection. If an Event of Default occurs hereunder, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys’ fees.

L.  Governing Law; Jurisdiction. This Note shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware. The Borrower and the Holder irrevocably consent to the exclusive jurisdiction of the United States federal courts and the state courts located in the County of New Castle, State of Delaware, in any suit or proceeding based on or arising under this Note and irrevocably agree that all claims between the parties in respect of such suit or proceeding may be determined in such courts. The Borrower and the Holder irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding in such forum. The Borrower and the Holder further agree that service of process upon the Borrower or the Holder, as applicable, mailed by first class mail shall be deemed in every respect effective service of process upon such party in any such suit or proceeding. Nothing herein shall affect the right of the Borrower or the Holder to serve process in any other manner permitted by law. The Borrower and the Holder agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

M.  Denominations. At the request of the Holder, upon surrender of this Note, the Borrower shall promptly issue new Notes in the aggregate outstanding principal amount hereof, in the form hereof, in such denominations of at least $25,000 as the Holder shall request.

N.  Certain Waivers. The Borrower and each endorser hereby waive presentment, notice of nonpayment or dishonor, protest, notice of protest and all other notices in connection with the delivery, acceptance, performance, default or enforcement of payment of this Note, and hereby waive all notice or right of approval of any extensions, renewals, modifications or forbearances which may be allowed.

O.  Severability. If any provision of this Note shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Note or the validity or enforceability of this Note in any other jurisdiction.

P.  Maximum Interest Rate. If the effective interest rate on this Note would otherwise violate any applicable usury law, then the interest rate shall be reduced to the maximum permissible rate and any payment received by the Holder in excess of the maximum permissible rate shall be treated as a prepayment of the principal of this Note.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized officer as of the date first written above.

MATRITECH, INC.

By:
Name:
Title:

Exhibit A
NOTICE OF OPTIONAL CONVERSION

To:	Matritech, Inc. 330 Nevada Street Newton, MA 02460 Facsimile: Attention:
The undersigned hereby irrevocably elects to convert $____________ of the outstanding principal balance of, and accrued interest on, the Note (the “Conversion”), into shares of common stock (“Common Stock”) of Matritech, Inc. (the “Borrower”) according to the conditions of the 15% Secured Convertible Promissory Note dated __________ ___, 2006 (the “Note”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder of the Note for any conversion, except for transfer taxes, if any. A copy of the Note is attached hereto (or evidence of loss, theft or destruction thereof).

Except as may be provided below, the Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Optional Conversion to the account of the undersigned or its nominee (which is ________________) with DTC through its Deposit Withdrawal Agent Commission System (“DTC Transfer”).

In the event of partial exercise, please reissue an appropriate Note(s) for the principal balance which shall not have been converted.

The undersigned acknowledges and agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Note have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration under the Act.

Check Box if Applicable:

☐
In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Optional Conversion by way of DTC Transfer, the undersigned hereby requests that the Borrower issue and deliver to the undersigned or its nominee (if applicable) physical certificates representing such shares of Common Stock.

Date of Conversion: _________________________________________________

Applicable Conversion Price: __________________________________________

Number of Shares of
Common Stock to be Issued: __________________________________________

Signature: __________________________________________________________

Name:_____________________________________________________________

Address:___________________________________________________________